Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-223142-04 on Form S-3 of our report dated February 14, 2020, relating to the consolidated financial statements of PPL Electric Utilities Corporation and subsidiaries appearing in this Annual Report on Form 10-K of PPL Electric Utilities Corporation for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 14, 2020